UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
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Specialized Disclosure Report
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Shapeways Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-39092 (Commission File Number)	87-287694 (I.R.S. Employer Identification Number)
12163 Globe Street Livonia, MI 48150
(Address of principal executive offices and zip code)

Greg Kress, Chief Executive Officer
(646) 979-9885
(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and to provide the period to which the information in this form applies:

Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ______.

Section 1 –Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of the Conflict Minerals Report of Shapeways Holdings, Inc. (the "Company") for the reporting period from January 1, 2022 to December 31, 2022, is publicly available on our website at https://investors.shapeways.com/sec-filings/all-sec-filings. Other information contained in, and that can be accessed through the website, is not, and shall not be deemed to be, part of this Form SD or the Conflict Minerals Report.

Item 1.02 Exhibit

A copy of the Company’s Conflict Mineral Report is filed as Exhibit 1.01 hereto.

Section 3 – Exhibits

Item 3.01 Exhibits

The following exhibit is filed as part of this Form SD:

Exhibit No.	Description
1.01	Conflict Minerals Report of Shapeways Holdings, Inc. as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shapeways Holdings, Inc.

Dated: May 30, 2023	By:	/s/ Alberto Recchi
	Name:	Alberto Recchi
	Title:	Chief Financial Officer